Exhibit 99.1

April 30, 2014
Earnings Report
March 31, 2014

Dear Shareholders:

We are pleased to report for the quarter ended March 31, 2014, earnings for your company were up 3.7% over those of March 31, 2013. For the first quarter, we earned $1.77 million compared to $1.71 million for the same period in 2013. Earnings per share, on a fully diluted basis, increased from $0.63 to $0.66 which represents a 4.8% increase over the first quarter of 2013. The increase in earnings was largely driven by two large loan recoveries of principal and interest, which had previously been written off.

Loan and investment yields continue to decline as the extended period of low interest rates impacts spreads and margins. The reduced activity in residential real estate refinancing also impacted us, in that the gain on the sale of those loans in the secondary market was reduced by approximately $500,000 compared to the same period last year.

Also, our interest expense increased as a result of a strategic decision to borrow additional funds from the Federal Home Loan Bank at a long term fixed rate. Our strategic thinking is that longer term rates are increasing, and we believe that in 2015 and 2016 rates will likely increase even more. By borrowing now we have incurred some additional interest expense, but over the long term we can help reduce our interest expense in the future.

Total assets increased over the March 31, 2013 total by 10.7% with loans increasing 12.2% over the same period. Deposits continue to increase as well, providing growth of 5.7% over the first quarter of 2013.

The national and local economies continue to show gradual improvements. Some increased commercial loan demand and increased financing of home purchases reflect some of that activity. However, our state employment numbers continue to be a drag on our economy.

Our Madison County location opened in February and we are now looking for increased activity there. Market President John Hamilton has assembled a strong team, with all members having local ties to that community and bringing a wealth of experience.

Your stock continues to show increased market value and closed the quarter at $24.75 which is up from $23.03 this time last year. The dividend declared in the first quarter represents an annual yield of 4.04%. Our goal, as always, is to provide an excellent return on investment to our shareholders, through the delivery of Premier Customer Service and by adding value to our customer and client relationships.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 3/31/2014       3/31/2013        Change
Assets
  Cash & Due From Banks                        $  21,507,735   $  15,352,080       40.1%
  Securities                                     236,364,198     223,003,978        6.0
  Trading Assets                                   5,108,033               -        n/a
  Loans Held for Sale                                149,400         134,400       11.2
  Loans                                          474,011,586     422,319,748       12.2
  Reserve for Loan Losses                          5,616,396       5,623,131       -0.1
    Net Loans                                    468,395,190     416,696,617       12.4
  Federal Funds Sold                                 369,000         161,000      129.2
  Other Assets                                    50,760,340      51,766,598       -1.9
     Total Assets                              $ 782,653,896   $ 707,114,673       10.7%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 165,674,861   $ 147,899,394       12.0%
    Savings & Interest Checking                  274,437,415     256,343,639        7.1
    Certificates of Deposit                      187,891,783     190,110,146       -1.2
      Total Deposits                             628,004,059     594,353,179        5.7
  Repurchase Agreements                           11,401,569       6,983,598       63.3
  Other Borrowed Funds                            64,597,235      24,833,562      160.1
  Other Liabilities                                6,700,659       7,146,923       -6.2
    Total Liabilities                            710,703,522     633,317,262       12.2
  Stockholders' Equity                            71,950,374      73,797,411       -2.5
    Total Liabilities & Stockholders' Equity   $ 782,653,896   $ 707,114,673       10.7%

CONSOLIDATED INCOME STATEMENT

                                                             Three Months Ending
                                                                                Percentage
                                                  3/31/2014       3/31/2013       Change
Interest Income                                  $ 7,282,534     $ 6,955,751        4.7%
Interest Expense                                     933,174         821,683       13.6
  Net Interest Income                              6,349,360       6,134,068        3.5
Loan Loss Provision                                  100,000         450,000      -77.8
  Net Interest Income After Provision              6,249,360       5,684,068        9.9
Other Income                                       2,268,384       2,602,252      -12.8
Other Expenses                                     6,453,891       6,176,085        4.5
  Income Before Taxes                              2,063,853       2,110,235       -2.2
Income Taxes                                         292,417         401,220      -27.1
  Net Income                                     $ 1,771,436     $ 1,709,015        3.7
Net Change in Unrealized Gain (loss)
  on Securities                                    3,251,229      (1,251,863)    -359.7
  Comprehensive Income                           $ 5,022,665     $   457,152      998.7%

Selected Ratios
  Return on Average Assets                              0.91%           0.96%
  Return on Average Equity                             10.04            9.23

  Earnings Per Share                                 $  0.66         $  0.63
  Earnings Per Share - assuming dilution                0.66            0.63
  Cash Dividends Per Share                              0.25            0.24
  Book Value Per Share                                 26.44           27.08

  Market Price                          High        Low         Close
    First Quarter '14                  $24.80      $23.90      $24.75
    Fourth Quarter '13                  26.25       24.15       24.24